DSW Inc. Appoints Peter Cobb as New Independent Director

COLUMBUS, Ohio, August 2, 2017- DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced today the appointment of Peter Cobb to its Board of Directors. He will serve on the Company’s Nominating and Corporate Governance and Technology Committees.
Mr. Cobb is an accomplished executive who brings over 33 years of experience in digital marketing, business development and merchandising to the Board. Mr. Cobb co-founded eBags in 1998, which grew to become the largest e-commerce website for luggage, handbags, backpacks and travel products, and was subsequently acquired by travel leader Samsonite in 2017. eBags currently ships to 200 countries and was named one of the Hot 100 websites by Internet Retailer. In 2003, Mr. Cobb also founded 6pm.com, a full-scale e-commerce platform selling footwear and accessories, which Zappos.com acquired in 2007.
Jay Schottenstein, Chairman of DSW’s Board of Directors said, "We welcome Peter to DSW's Board of Directors. Peter is a technology entrepreneur who’s launched successful direct-to-consumer platforms in the last twenty years. Peter’s experience building business infrastructures that serve changing customer expectations will provide meaningful insight to support DSW’s continued growth and innovation.”
“DSW brings incredible talent and extraordinary vision to the footwear retail space, and I’m thrilled to join its Board of Directors,” said Cobb. “I look forward to helping the organization enable unique customer experiences that inspire emotional loyalty,” Mr. Cobb stated.
Mr. Cobb formerly served on the Board of Directors of eBags. Prior to co-founding eBags, Mr. Cobb served as Director of Marketing at Samsonite for over six years. Before joining Samsonite, Mr. Cobb served as Director of Marketing for Ben Hogan Golf. Mr. Cobb currently serves on the Board of Directors of the National Retail Federation, and was previously Chairman of the Board of Shop.org, a member-driven trade organization for e-commerce executives. Mr. Cobb also served as Chairman of the Board of Travel Goods Association.
Mr. Cobb will stand for election at the Company’s 2018 Annual Shareholder Meeting, for a three-year term expiring in 2021.

About DSW Inc.

DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. DSW operates 510 stores in 43 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 377 leased locations in the United States under the Affiliated Business Group. DSW also owns Ebuys, Inc., a leading off price footwear and accessories retailer operating in digital marketplaces in North America, Europe, Australia and Asia.
For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and Facebook at http://www.facebook.com/DSW.

Source: DSW Inc.

For further information: Christina Cheng, Senior Director, Investor Relations, investorrelations@dswinc.com